Contact:

Emma Jo Kauffman

(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED OCTOBER SALES;

OPENS 81 NEW STORES;

ANNOUNCES THIRD QUARTER CONFERENCE CALL AND WEBCAST

GOODLETTSVILLE, Tenn. – November 4, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the October four-week period ended October 29, 2004, equaled $591.0 million compared with $531.9 million last year, an increase of 11.1 percent. Same-store sales for the October period increased 3.0 percent.  The average customer purchase in October was approximately $8.53 compared to $8.37 in the same period last year.  Customer transactions in same-stores increased approximately 1.7 percent.

October sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	66%	63%	+7%
Seasonal	14%	15%	-4%
Home Products	11%	12%	-5%
Basic Clothing	9%	10%	-7%

For the 13-week period ended October 29, 2004, Dollar General total retail sales increased 11.5 percent to $1.9 billion from $1.7 billion in the same period a year ago.  Same-store sales for the thirteen-week period increased 3.4 percent.

For the 39 weeks ended October 29, 2004, Dollar General total retail sales increased 11.4 percent to $5.5 billion from $4.9 billion in the same period a year ago.  Same-store sales for the 39 weeks increased 3.2 percent.

New Store Openings

The Company opened 80 Dollar General stores and one Dollar General Market during the four-week period ended October 29, 2004.  The Company closed four Dollar General stores during the period.  Year-to-date, the Company has opened 633 Dollar General stores and six Dollar General Markets and has closed 82 Dollar General stores.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the third quarter ended October 29, 2004, on Wednesday, December 1, 2004.  The Company will host a conference call on Wednesday, December 1, 2004, at 10 a.m. EST to discuss the quarter’s results.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EST on Wednesday, December 15, online or by calling (334) 323-7226.  The replay pass code is 73518650.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,257 neighborhood stores as of October 29, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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